Exhibit 99.1

NCO Group, Inc.

First Quarter 2010 Investor Conference Call

Moderator: Michael Barrist

May 17, 2010

10:00 am ET

Operator:                                                                     Good morning, my name is Wendy and I will be your conference operator today.  At this time I would like to welcome everyone to the NCO First Quarter Results conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone key pad.  If you would like to withdraw your question press the pound key.  Thank you.  Mr. Barrist, you may begin your conference.

Michael Barrist:                                   Great, thank you, operator and thank everyone for joining NCO Group’s conference call today for the first quarter of 2010.  Statements in the conference call and our press release issued May 13th, other than historical facts are forward-looking statements as defined under Federal Securities Laws.  Actual results might different materially from those projected in the forward-looking statements.

Factors that might cause actual results that differ materially are discussed in the Company’s earnings press release.  The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several topics.  I will review in detail the quarterly financial and operational highlights of each of our divisions, including new business trends and the growth and profitability of each operating unit.

After my prepared remarks, John Schwab, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results.  We will then open up the call for questions.

For the first quarter NCO reported net revenue of $339.2 million, Adjusted EBITDA of $39.0 million, and a net loss attributable to NCO of $15.3 million.  These results are slightly below our net revenue target but slightly above our profitability target for the quarter.

Net revenue excludes $73.8 million of reimbursable cost and fees and Adjusted EBITDA excludes the impact of $1.4 million of benefit from the recovery of portfolio allowances and

$1.4 million of restructuring charges.  This compares to Adjusted EBITDA of $51.1 million for the same period last year, which is exclusive of a non-cash allowance for portfolio impairments of $33,000 as well as $443,000 of restructuring charges.

NCO’s Adjusted EBITDA margin for the first quarter of 2010 was 11.5 percent as compared to 13 percent in the prior year’s first quarter.  The Adjusted EBITDA margins are calculated excluding the reimbursable cost and fees that are included in both revenue and expense, which increased to $73.8 million for the first quarter of 2010 as compared to $8.6 million for the first quarter of 2009 as a result of our acquisition of Total Debt Management in August of 2009.

NCO is organized into three operating units, Accounts Receivable Management or ARM, Customer Relationship Management or CRM, and Portfolio Management or PM.

During the first quarter of 2010, the ARM division operated slightly below its net revenue target, which excludes reimbursable cost and fees, primarily as a result of the mix of business during the quarter.  Profitability for this division exceeded expectations.

Although the ARM division continued to operate a challenging environment, management executed in accordance with its operating plan and achieved better than budgeted results.  During a typical economic downturn, the ARM industry experiences a decrease in collectability and an increase in placements due to rising delinquencies.  While we have seen a greater than anticipated decrease in collectability, the impact of the reduction in overall credit in conjunction with fewer major purchases by consumers has caused our opportunity in new volume to be lower than what we have experienced in previous downturns.

Additionally, decreased overall credit card activity has resulted in reductions in volume within certain of our active account management businesses such as fraud calling.  As spending amongst low to middle income consumers improves and credit expands NCO should be the beneficiary of incremental opportunity.

While we continue to operate in a more challenging environment NCO’s operating model dynamically manages expenses taking into consideration current revenue trends and seasonality- cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.  This business model in conjunction with our foreign labor initiatives also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels, while also aggressively pursuing incremental client opportunities from those same clients.

During the quarter we continued to execute our plan to drive more of our labor requirements to cost effective geographies.  This balancing of labor between domestic, near-shore and off-shore locations has allowed us to better meet the increasing needs of our ARM clients for early stage delinquency management as well as expand the near-shore and off-shore collection of domestic bad debt contingency accounts.

Offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results for multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our service offerings in the broader BPO industry.  While this division continues to be impacted by current economic trends, we are extremely pleased with its performance amongst its peers at our key clients, as well as the ability of this management team to effectively manage costs.

During the quarter ARM continued to benefit from its treatment as a “preferred partner” by many of our clients, who when facing volume challenges moved incremental work to NCO, to the detriment of our competitors.  This level of client loyalty helped us to maintain our EBITDA margins throughout the quarter.

During the quarter CRM operated slightly below its revenue and profitability targets primarily as a result of lower than expected volumes for certain of its larger clients.  As we previously discussed, the CRM division continues to work with its clients as they adjust their business models to best capture opportunity within the new economy.

In several cases, the CRM division received the same “preferred partner” treatment related to volume, which was consistent with the client loyalty behavior we experienced in our ARM division.  While we believe that our CRM division is well positioned to capitalize on incremental opportunity in the market and is one of our strongest growth opportunities over the next few years, this division continues to be impacted by client volumes that are below expectations and we currently believe volume challenges will continue for the foreseeable future.

While business volumes from existing client engagements continue to be challenging, our CRM division continues to win new business opportunities that we believe will better position us for the future.

Based on client requests for additional capacity, we continue to carefully look at new geographies and continue to focus on the redeployment of existing ideal capacity.  At the end of the quarter, company-wide we had approximately 6,100 people in the Philippines, 2,100 people in Panama, 1,200 people in Canada, 1,000 in Guatemala, 900 people in the Caribbean, 800 people in India, and 70 people in Mexico available working U.S. business.

NCO entered 2010 with a focus on broadening our service offerings and a decision to minimize our future investments in purchased portfolios.  These decisions took into consideration the current economic and regulatory climate and were based on our analysis of how we should position our company to best help our clients operate in the new economy.

During the first quarter the Portfolio Managing division was below its revenue and profitability targets, but exceeded their overall collection targets.  As we previously discussed, we continually evaluate the assets we own to ensure that our carrying value is appropriate based on current consumer trends.  This process resulted in a benefit from the recovery of portfolio allowances of approximately $1.4 million during the first quarter of 2010 as compared to an impairment charge of $33,000 during the first quarter of 2009.  I’ll now turn the call over the John Schwab for the financial review of the quarter.

John Schwab:                                             Thanks, Michael.  Revenue for the first quarter of 2010 was $413.1 million.  This represents an increase of $11 million or 2.7 percent from the fist quarter of last year.  The Company reported Adjusted EBITDA $39 million and a net loss attributable to NCO of $15.3 million.  In the prior year the Company reported Adjusted EBITDA $51.1 million and a net loss attributable to NCO of $2.1 million.

Adjusted EBITDA for the first quarter of 2010 excludes a $1.4 million benefit from the recovery of portfolio allowances and a $1.4 million restructuring charge.  Adjusted EBITDA for the first quarter of 2009 excludes $33,000 impairment of purchased receivables and restructuring charges of $443, 000.

Breaking the revenue down into components, the ARM division recorded $335.0 million of revenue this quarter, which is an increase of 7.4 percent compared to $311.8 million last year.  ARM revenue for the first quarter of 2010 includes $74.2 million of reimbursable cost and fees, compared to $9.6 million in the prior year.

Excluding these reimbursable cost and fees, ARM’s revenue decreased $41.4 million or 13.7 percent from the prior year.  The sale of our print and mail business in October of 2009 negatively impacted this division by $13.6 million for the first quarter. The remainder of this decrease was primarily attributable to lower overall collections and a more difficult business environment which had an impact on most of our business lines including financial services, healthcare, education, and portfolio servicing.

ARM revenue included $13.7 million for services performed for the Portfolio Management division during the first quarter of this year, which is down $4.0 million from $17.7 million last year.

CRM reported $76.5 million of revenue this quarter, a decrease of 13.3 percent compared to $88.2 million of revenue for the first quarter of last year.  This decrease was attributable to lower volumes from existing clients due to the impact of the economy on their businesses.  This was offset partially by higher volumes from certain new clients related to the implementation of contracts during 2009.

The Portfolio Management division reported revenue of $15.3 million this quarter as compared to $20.4 million for the first quarter of last year.  Included in the revenue for the first quarter of 2010 was a $1.4 million net recovery of previously recorded impairment charges which is recorded as an increase in revenue.  This compares to a $33,000 impairment charge in the first quarter of last year. Excluding the effects of the portfolio recovery and impairment, revenue was $13.9 million this quarter compared to $20.4 million last year.  The decrease was primarily a result of lower portfolio purchases as well as the impact of the weaker collection environment on our collections.

Since the impairments are based on our current expectations for collections on existing portfolios, if consumer payment patterns decline, we may need to record additional allowances for impairment.  If, however, consumer payment patterns are better than expected, we can recoup a portion of the impairment allowances.

Cash collections on purchased portfolios in the first quarter were $33.7 million, this compares to $43.8 million for the same quarter last year.  The decrease from last year was due to a more difficult collection environment and lower overall purchases.

Moving on to expenses— I want everyone to note that the following discussion on expenses as a percentage of revenue excludes the reimbursable cost and fees from revenue.

On an overall basis payroll and related expenses as a percentage of revenue increased to 54.9 percent as compared to 52.3 percent for the first quarter of last year.  The increase as a percentage of revenue from last year was primarily due to the leveraging of our infrastructure over a lower revenue base this quarter.

On an overall basis, our selling, general and administrative expenses as a percentage of revenue decreased to 32.9 percent as compared to 33.9 percent from last year, primarily resulting from the positive impact of cost-saving initiatives in the ARM division and shared services.

For the first quarter of 2010 we recorded income tax expense of $3.0 million as compared to last year’s tax benefit of $1.1 million.  The change in income taxes was due primarily to the recognition of a valuation allowance on certain domestic net deferred tax assets, as well as income tax expense to be paid in certain state and foreign jurisdictions.

Lastly, I will give some notes on financial condition.  During the quarter the Company purchased accounts receivable with a face value of $387.8 million for a total purchase price of $5.8 million.  During the first quarter of last year the Company purchased accounts receivable with a face value of $1.2 billion for a total purchase price of $16.4 million.

Our capital expenditures in the first quarter were $6 million or 1.4 percent of revenue, which is below our typical expectations of three percent.  During the quarter, our accounts receivable days outstanding increased slightly to 48 days to 47 days last quarter.

At March 31, 2010, the Company had $34.1 million of cash and equivalents on hand.  During the first quarter of 2010 we repaid $42.8 million of debt under our senior credit facility, which included our required excess cash flow payment of $24 million.

On March 31, 2010 we had nothing outstanding our revolving credit facility and $12.3 million of outstanding letters of credit.

As we mentioned on our fourth quarter and year end earnings call, on March 31, 2010 we amended our Senior Credit Facility to, among other things: adjust our financial covenants including increasing our maximum leverage ratios and decreasing our minimum interest coverage ratios; require quarterly mandatory prepayments of our term loan borrowings of 75 percent of our net portfolio collections from our purchased account receivable business; increased the annual prepayments required to be made in an amount equal to 75 percent or 50 percent of our annual excess cash flow;  and we agreed to limit our future investments in purchased accounts receivable to $20 million in 2010 and $10 million in 2011 and each thereafter.

As we demonstrated in 2009, and as we had previously discussed, we continue to focus on increasing liquidity through debt reduction, working capital management, and strict control of our cash investments, including capital expenditures and portfolio purchases.

As Michael just discussed, we currently expect to limit our portfolio purchases in 2010 to certain of our non-cancelable forward-flow commitments.  Additionally, we may opportunistically purchase accounts receivable that allow us to leverage meaningful third-party servicing contracts. We believe that this change will have the effect of increasing the cash flow contribution significantly as we continue to collect while not using significant cash for new purchases.

At March 31, 2010 our leverage ratio was 4.79 compared to a maximum of 5.75 and our interest coverage ratio was 2.11 compared to a minimum of 1.80. During the quarter we had repayments net of borrowings of $4.3 million of debt under the nonrecourse credit agreement.  As of March 31, 2010, the total amount outstanding under this facility was $10 million, including the market value of the lender’s residual interest, which was $1.6 million.

We are currently in compliance with all of our debt covenants and we believe we will be able to finance our current operations, plan capital expenditure requirements, internal growth and debt service obligations at least through the next 12 months with the funds generated from our operations, our existing cash and available borrowings under our Senior Credit Facility.  And now I’ll turn things back to Michael.

Michael Barrist:                                  Great, thank you.  Operator, could we please open up for questions?

Operator:                                                                    Yes, sir.  At this time I’d like to remind everyone, if you would like to ask a question simply press star then the number one on your telephone key pad.  We’ll pause for just a moment to compile the Q&A roster.  There are no questions at this time.

Michael Barrist:                                  Great.  Thank you, Operator and thank you, everyone for joining our call today.  Please feel free to call myself, John Schwab or Brian Callahan, if you have any questions, thank you.

Operator:                                                                    This concludes today’s conference call, you may now disconnect.

END